Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Allegro Biodiesel Corporation (formerly Diametrics Medical, Inc.)

We hereby consent to the use in this Registration Statement of Allegro Biodiesel Corporation (formerly Diametrics Medical, Inc.) on Amendment No. 2 of Form SB-2, Commission File No. 333-139299, of our report on the consolidated financial statements of Vanguard Synfuels, LLC dated September 26, 2006, related to the consolidated financial statements of Vanguard Synfuels, LLC as of December 31, 2005 and for the period from inception (April 28, 2003) through December 31, 2005, and for each of the two years in the period ended December 31, 2005. We also consent to the reference to us in the Experts section of this Registration Statement.

/s/ McKennan Wilson & Morgan LLP

Irvine, California
April 6, 2007